Exhibit 99.1

North State Bancorp

NEWS RELEASE

For more information, contact:	December 15, 2005
Larry Barbour, President and CEO, or
Kirk Whorf, Executive Vice President and Chief Financial Officer
kwhorf@northstatebank.com
919-855-9925

NORTH STATE BANCORP ISSUES $5 MILLION

IN TRUST PREFERRED SECURITIES

Funds to be used for expansion of North State Bank, a wholly owned subsidiary.

Raleigh, NC . . . North State Bancorp (the “Company”) (OTC – Bulletin Board: NSBC), the holding company for North State Bank, raised $5 million from its participation in a pooled trust preferred securities offering which closed on December 15, 2005, announced Larry D. Barbour, President and CEO for North State. The trust preferred securities were issued by a newly established subsidiary, North State Statutory Trust II. The net proceeds of the issuance will be invested in North State Bank to provide additional capital for general corporate purposes, including current and future expansion of North State Bank.

The securities require quarterly interest payments (subject to certain deferment options) and will bear an interest rate tied to three-month LIBOR. The securities are redeemable by the Company in whole or in part after five years and have a final maturity of thirty years. Although the Company expects that all of the trust preferred securities will qualify as Tier I capital under the current applicable regulatory guidelines, no assurance is given as to future capital treatment.

“The issuance of trust preferred securities will further enhance our capital ratios and will provide funding for North State Bank’s expansion,” said Barbour.

Founded in 2000, North State Bank is a full service community bank, headquartered in Raleigh, and currently serves Wake County through five offices. The headquarters is at The Circle at North Hills, and full-service offices are located on Falls of Neuse Road and on Blue Ridge Road in Raleigh, and on Highway 70 West in Garner; a loan production office is at Wakefield Corporate Center near Wake Forest, where plans have been announced for a new office to open in 2006 to be located at the corner of Common Oaks and New Falls of the Neuse Roads.

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www.northstatebank.com

This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.